Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-106790, 333-105793, 333-126053, 333-131810, 333-135112 and 333-137026 on Forms S-3 and Registration Statement Nos. 333-02733, 333-18391, 333-25587, 333-49725, 333-69305, 333-78173, 333-38396, 333-38398, 333-85094, 333-110332, 333-124256, 333-124257, 333-130566 and 333-130570 on Forms S-8 of our reports dated February 28, 2007 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph as to changes in accounting principles for pension and other postretirement benefit plans, share-based payments, and purchases and sales of inventory with the same counterparty in 2006, and for conditional asset retirement obligations in 2005), relating to the consolidated financial statements of Dominion Resources, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 2006.

/s/    Deloitte & Touche LLP

Richmond, Virginia

February 28, 2007